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                                                                    Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

            (IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                                      Year Ended December 31,
                                                        --------------------------------------------------
                                                           2005       2004      2003      2002      2001
                                                        ----------   -------   -------   -------   -------
Income (loss) before provision for income taxes,
 minority interests in consolidated subsidiaries,
 equity in net (income) loss of affiliates and
 cumulative effect of a change in accounting principle  $ (1,128.6)  $ 564.3   $ 534.4   $ 480.5   $  97.4
Fixed charges                                                228.6     207.2     226.4     249.3     293.6
Distributed income of affiliates                               5.3       3.2       8.7       5.9       4.2
                                                        ----------   -------   -------   -------   -------
  Earnings                                              $   (894.7)  $ 774.7   $ 769.5   $ 735.7   $ 395.2
                                                        ==========   =======   =======   =======   =======

Interest expense                                        $    183.2   $ 165.5   $ 186.6   $ 210.5   $ 254.7
Portion of lease expense representative of interest           45.4      41.7      39.8      38.8      38.9
                                                        ----------   -------   -------   -------   -------
  Fixed charges                                         $    228.6   $ 207.2   $ 226.4   $ 249.3   $ 293.6
                                                        ==========   =======   =======   =======   =======

  Ratio of Earnings to Fixed Charges(1)                          -       3.7       3.4       3.0       1.3

  Fixed Charges in Excess of Earnings                   $  1,123.3   $     -   $     -   $     -   $     -

(1) Earnings in 2005 were insufficient to cover fixed charges by $1,123.3 million. Accordingly, such ratio is not presented.